                                                                EXHIBIT 10.7
                              MANAGEMENT AGREEMENT


         This AGREEMENT dated this 25th day of April, 1996, by and between Winston Hospitality, Inc., a North Carolina corporation having its principal office at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27622 ("WHI") and Impac Hotel Group, Inc., a Florida corporation having its principal office at 3399 Peachtree Road, N.E., Suite 1220, Atlanta, Georgia 30326 (the "Manager").

         WHEREAS, WHI intends to lease that certain hotel property (including the land, improvements, fixtures and personal property) known as the Dallas-Holiday Inn Select, located at 11350 LBJ Freeway, Dallas, Texas 75238 (the "Hotel" or the "Property") from WINN Limited Partnership, a North Carolina limited partnership (the "Owner"); and

         WHEREAS, the parties intend for Manager to manage the operation of the Property on behalf of WHI pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:


                          ARTICLE 1.  THE APPOINTMENT

         1.1 Hotel Management Services. WHI hereby engages Manager and Manager hereby accepts such engagement to provide management services for the benefit of and on behalf of WHI with respect to the operation of the Hotel, and in accordance with and subject to the terms and conditions set forth herein. Pursuant to this Agreement, Manager shall serve as the exclusive authorized agent of WHI for the management of the operations of the Hotel. The services to be provided by Manager shall consist of the management of the day-to-day operations of the Hotel ("Management" or "Management Services"), which Management Services shall include the activities described in Article 3 hereof and shall also include the following:

         (a) Accounting. Manager shall maintain all standard accounts and bookkeeping records reflecting the operations of the Hotel, and shall submit monthly balance sheets and profit and loss operating statements to WHI reflecting the operations of the Hotel on or before the tenth (10th) day of the succeeding month. Manager shall also prepare and submit to WHI on a quarterly basis more detailed financial information and guest surveys concerning the operation of the Hotel on or before the tenth day of the first month succeeding the applicable quarter. Manager will effectuate the accounts payable, accounts receivable and payroll functions for the operations of the Hotel, such functions to be maintained and effectuated from Manager's central office in Atlanta, Georgia. Annual and monthly operating budgets will be prepared by Manager for review by WHI. Manager agrees that it will endeavor to comply with all reasonable requests of WHI concerning the content and form of all balance sheets, statements, budgets and other information that Manager shall submit to WHI pursuant to this Section 1.1(a) of this Agreement.

         (b) Other Financial and Operating Reports. In addition to the balance sheets, statements, budgets and other information that Manager shall provide to WHI pursuant to Section 1.1(a) of this Agreement, Manager shall furnish to WHI on or before the tenth (10th) day of each month, financial and operating reports for the Hotel for the prior month in such form and detail as may be agreed upon by Manager and WHI. Within forty-five (45) days after the end of each calendar year, Manager shall furnish to WHI an annual financial and operating report covering the Hotel in such detail as may be agreed upon by Manager and WHI.

         (c) Marketing. Manager will provide its expertise and services for the marketing of the Hotel facility. Marketing plans with monthly action steps will be prepared contemporaneously with the Yearly Budget by Manager for review by WHI.


         (d) Food and Beverage Services. Manager will provide support, expertise, and consultation in all facets of the food, beverage, and function profit centers.

         (e) Quality Assurance. Manager will provide, no less than quarterly, the following reports of Guest Satisfaction Results, Employee Satisfaction Results, and Product Quality Results through detailed property inspections and surveys.

         (f) Employee Training. Manager will provide initial orientation and training services for Manager's employees working at the Hotel (including the general manager), and will continue to provide training and management services for such employees, including systems training.

         (g) Legal Actions. Manager will take such steps as Manager deems necessary and appropriate to address and respond to legal matters affecting or relating to the Hotel including, without limitation, utilizing legal counsel selected by Manager and approved by WHI, and instituting or responding to legal actions.


                        ARTICLE 2.  TERM AND TERMINATION

         2.1 Term and Termination. This Agreement shall commence on the date (the "Commencement Date") on which percentage lease agreement between WHI and the Owner, pursuant to which WHI shall acquire a leasehold interest in the Property (the "Percentage Lease"), shall become effective and shall continue for a term of one (1) year. In the event that WHI and the Owner do not execute the Percentage Lease, this Agreement shall be null and void. Manager may terminate this Agreement in the event that the Management Fees and/or reimbursements are not paid to Manager in a timely manner for any reason as required by Article 5, and WHI fails to satisfy all such Management Fees and reimbursements within thirty (30) days after written notice from Manager to WHI that such Management Fees and/or reimbursements have not been paid. In the event that Manager shall have committed a material breach of this Agreement, or otherwise failed to observe or perform any material covenant or provision of this Agreement, and WHI shall have served written notice upon Manager setting such alleged breach and Manager shall not have cured such alleged breach within thirty (30) days after the receipt of such notice from WHI, WHI may terminate this Agreement upon ten (10) days prior written notice to Manager. In the event of a termination of the "Percentage Lease" as that term is hereinafter defined, WHI may terminate this Agreement by paying all Management Fees. WHI may terminate this Agreement without cause on sixty (60) days written notice to the other party.

         2.2 Final Accounting. Upon termination of this Agreement for any reason, Manager shall immediately deliver to WHI all records, books, accounts, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property. Manager shall have the right to keep and maintain copies of any records which it delivers to WHI, provided that the same be kept in confidence by Manager. WHI shall have the right to obtain access to the Property during the normal business hours to inspect employee records. In the alternative, the Manager shall provide WHI with copies of these records, upon WHI's request. Upon such termination or withdrawal WHI will assume responsibility for payments of all approved or authorized unpaid bills of the Property.


                     ARTICLE 3.  MANAGER'S RESPONSIBILITIES

         3.1 Management. Manager will consult with WHI from time to time as reasonably necessary with respect to plans and proposals for the provision of Management Services, and Manager shall accommodate and carry out the instructions and decisions of WHI with respect to the provision of Management Services. Subject to any contrary instructions from WHI with respect to any particular matter in connection with the provision of Management Services, Manager shall be WHI's exclusive authorized agent for the provision of Management Services, and in such capacity and on behalf of WHI, Manager shall have full and complete authority to take all actions necessary and appropriate for the management of the day-to-day operations of the Hotel, including but not limited to those matters set forth in this Agreement and the Percentage Lease the form of which is attached hereto as Exhibit A. Manager shall provide prompt written notice to WHI of all legal proceedings affecting the Hotel other than routine collection actions having an amount in controversy of less than $1,000.

         3.2 Employees, Independent Contractor As the exclusive authorized agent of WHI in the management and operation of the Hotel, Manager shall be vested by WHI with the full power and authority to hire and discharge all employees of WHI at the Hotel, including resident manager, and fix compensation levels, allowances for rooms, food, and other privileges and other terms and conditions of such employment. WHI shall have in its employ a sufficient number of employees to enable Manager to properly, adequately, safely and economically manage, operate, maintain, and account for the Property. All matters pertaining to the employment, supervision, training, compensation, promotion and discharge of such employees are the responsibility of the Manager. Manager agrees that it will recruit, train and employ an initial staff for the Hotel on behalf of WHI prior to its opening by WHI. Manager may negotiate with any union lawfully entitled to represent such employees and may execute, with WHI approval as agent for WHI, collective bargaining agreements or labor contracts resulting therefrom.

         3.3 Budget. Upon the execution hereof, Manager shall prepare and submit to WHI an initial Budget (the "Initial Budget") to be delivered to WHI within 10 business days. The Initial Budget shall be from the date of commencement of the Percentage Lease and be for the balance of the applicable calendar year. Thereafter, Manager shall prepare and submit to WHI, prior to the 1st of November, 1996, an operating Budget for the promotion, operation, repair, management and maintenance of the Property for the forthcoming calendar year (the "Yearly Budget"). WHI shall have final approval over the contracts of such budgets. Variances will be explained on a quarterly basis. Manager shall incorporate a Capitalized Expenditure Budget into the Initial Budget and the Yearly Budget, which shall contain (i) an estimate of the amounts to be dedicated to the repair, replacement or refurbishment of "Furniture and Equipment," (as hereinafter defined) during the term of the Initial Budget and Yearly Budget respectively, including a breakdown of such amounts to be so dedicated in each quarter of the Initial Budget and Yearly Budget, (ii) an estimate of any amounts WHI will be required to provide for required or desirable capital improvements to the Hotel or any of its components, and (iii) an estimate of any amounts WHI will be required to provide as working capital. For purposes of the Capital Expenditures Budget, "Furniture and Equipment" shall mean all furniture, furnishings, wall coverings, fixtures and hotel equipment and systems located at, or used in connection with, the Hotel, together with all replacements therefor and additions thereto, including, without limitation (i) all equipment and systems required for the operation of kitchens and bars, if any, laundry and dry cleaning facilities, (ii) office equipment, (iii) dining room wagons, materials handling equipment, cleaning and engineering equipment, (iv) telephone and computerized accounting, property management, sales and reservation systems and (v) vehicles.

         (a) WHI shall review the proposed Initial Budget and Yearly Budget and deliver to Manager its comments and suggested changes in written form within thirty (30) days after WHI's receipt of such budget. If Manager is not in agreement with some or all of WHI's comments or suggested changes, then Manager shall communicate its objections to WHI and the parties will make all reasonable efforts to resolve all disputed items. If WHI approves any proposed Initial Budget and Yearly Budget, whether before or after any such exchange of comments and suggestions, then such proposed Initial Budget and Yearly Budget shall become the approved Yearly Budget for the fiscal year to which it relates. WHI shall have final authority over approval of the Initial Budget and Yearly Budget. Manager may prepare updated forecasts from time to time to reflect any unpredicted significant changes, variables or events or to include significant additional unanticipated items of income or expense. Any such revision shall be submitted to WHI for approval which approval shall not be unreasonably withheld and shall be deemed given unless a specific written objection thereto is delivered by WHI to Manager within thirty (30) days after submission thereof. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Initial Budget and Yearly Budget or with respect to the economic performance or profitability of the Hotel, and WHI acknowledges that the Initial Budget or Yearly Budget and any other projections previously or hereafter prepared by Manager are intended only to be reasonable estimates and that actual results may vary due to unanticipated events and circumstances occurring subsequent to the date of such Initial Budget or Yearly Budget or projection.

         (b) Manager shall operate the Hotel in compliance with the Initial Budget or Yearly Budget, as applicable. Notwithstanding the foregoing, expenditures which in the aggregate do not exceed the Initial Budget or Yearly Budget, by more than 5% shall be permitted without WHI's approval; and further, Manager may expend in excess of the Initial Budget or Yearly Budget upon providing a written notice and explanation to WHI, but without the need for WHI's approval in either of the following circumstances:

                 (1) As the result of increased costs due to increases in the volume of total rents, revenues and income (less any refunds and excluding interest income) of every kind delivered directly or indirectly from the operation of the Hotel and all departments or parts thereof during such month, determined in accordance with generally accepted accounting principles and the Uniform System of Accounts for Hotels (8th Revised Edition, 1986) as published by the Hotel Association of New York City, Inc., as may be hereafter revised ("Gross Hotel Revenues") (in which event the Initial Budget or Yearly Budget may be appropriately adjusted to reflect such increases); or

                 (2) As the result of uncontrollable expenditures such as insurance, real estate taxes, weather related costs, and increases in the cost of utilities based upon utility rates, and emergency expenditures.

         (c) In the event WHI shall disapprove or raise any objections to the proposed Yearly Budget, and WHI and Manager are unable to resolve the disputed or objectionable matters submitted by WHI prior to the commencement of the applicable fiscal year the aggregate amount of the Initial Budget or Yearly Budget for the preceding fiscal year shall be increased by an appropriate adjustment to reflect increases in the projected volume of Total Sales, and shall be further increased by the percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) -- U.S. City Average for all items (1982-84 = 100) as published by the United States Bureau of Labor Statistics. During the preceding twelve (12) month period, and as so increased, shall be deemed to be the Yearly Budget in effect until such time as new Yearly Budget has been approved. In addition, if WHI disapproves of the proposed Yearly Budget and if as a result thereof Manager determines,in its reasonable discretion, that the failure to make the expenditures proposed by Manager in such Yearly Budget will render the Hotel incapable of performing up to the levels of the operational standards for prior years of operation of the Hotel by Manager, Manager shall have the right to terminate this Agreement upon sixty (60) days' prior written notice to WHI.

         3.4 Contracts. Manager may enter into contracts, commitments, licenses, leases and other agreements with vendors and other third parties for the provision of goods and services reasonably necessary, in Manager's sole judgment, for the operation and management of the Hotel ("Vendor Contracts"), provided that such Vendor Contracts are terminable without penalty on thirty
(30) days' notice or less, otherwise such Vendor Contracts shall be subject to prior approval by WHI, which approval shall not be unreasonably withheld or unduly delayed.

         3.5 Maintenance and Repair. Manager shall maintain the Hotel in accordance with its existing standards and such standards as are from time to time established by WHI or the Licensor provided, however, that any such existing or established standards shall be no less than Manager's standards for the Hotel during the year ended December 31, 1995, including, but not limited to (i) interior cleaning and janitorial service, (ii) exterior grounds and landscaping services, (iii) maintenance of mechanical systems and equipment,
(iv) tenant alterations and refurbishing, (v) safety and security of tenants, hotel guests, patrons and the property of Owner and WHI, and (vi) such other normal maintenance, alteration and repair work as may be reasonably advisable or necessary. In circumstances which Manager shall reasonably deem to be an emergency in which repairs are immediately necessary for the preservation and safety of persons or property, or to avoid the suspension of any essential services to the Hotel, or to avoid danger to life or property, such emergency repairs may and shall be made by Manager at WHI's cost without the prior approval of WHI, whether or not such cost is provided for or allowed by the Internal Budget or Yearly Budget. Manager shall promptly, and in no event later than forty-eight (48) hours from the time Manager learns of any such emergency, notify WHI in writing and in reasonable detail of such emergency. Manager shall negotiate and, when approved by WHI, enter into and supervise the performance of contracts covering alterations and capital improvements to the Hotel, provided that any such contract which, when originally executed, required the approval of WHI, shall not be modified, amended or terminated without the approval of WHI, which approval shall not be unreasonably withheld or delayed.

         3.6 Payments. Manager shall pay and satisfy, from the Accounts as defined herein or from other funding made available by WHI, all costs and expenses of operating and managing the Hotel including, without limitation except as noted below, the following costs, expenses and expenditures:

         (a)     Food, beverage and operating supplies, and similar costs;

         (b) Salaries and expenses of employees of WHI working at the Hotel;

         (c) All taxes, insurance premiums and similar expenses shall be bourne by WHI (as set forth in Section 4.1 of this Agreement), except that for property taxes and casualty insurance which shall be bourne by the Owner as set forth in Section 4.2 of this Agreement;

         (d)     Management Fees and reimbursements due to Manager hereunder;

         (e) Expenditures for routine repairs and maintenance of the Hotel and all components thereof, together with capital expenditures as deemed necessary by Manager or as directed by WHI, except that all expenditures for items that under generally accepted accounting principles are required to be capitalized rather than expensed as well as all other non-routine items shall require the prior approval of WHI;

         (f) Costs of utilities and all payments pursuant to leases, service agreements and similar contracts;

         (g) Franchise or license fees and expenses relating to the Hotel for which WHI is obligated; and

         (h) Any other expenditures for which WHI gives authorization to Manager for payment.

         "Accounts" shall mean accounts bearing the name of the Hotel, established by WHI in a bank or trust company within the vicinity of the Hotel selected by WHI. Manager shall cause deposits to be made into the Account on a daily or such other periodic basis as shall be agreed to by WHI; and such funds shall be used as set forth this Section 3.6 of this Agreement. Manager and WHI shall each have signatory power on, and authority to withdraw or direct the withdrawal of funds from, the Account.

         3.8 Protection from Liability and Losses. WHI acknowledges and agrees that all payments which Manager is authorized to make hereunder shall be made from WHI's Accounts for the Hotel or from other funding made available to Manager by WHI, and that Manager shall have no liability or obligation to utilize its own funds (or any other funds) for the payment of any such items. WHI further acknowledges and agrees that Manager shall be managing the Hotel as the exclusive authorized agent of WHI and shall take actions, transact business with third parties and execute contracts and other documents as the authorized agent of WHI and, as such, Manager may be subject to claims from such third parties. Accordingly, WHI shall indemnify Manager, its officers, directors, employees, shareholders and agents (collectively, "Indemnitees") against and hold each of the Indemnitees harmless from any and all claims, charges, suits, losses, judgments or expenses (including reasonable attorney's fees) incurred by or asserted against any of the Indemnitees resulting from or arising out of the activities of Manager, except for Manager's gross negligence, as set out herein or the performance by Manager of any other Management Services hereunder.

         3.9 Preparation and Execution of Leases. All leases (except the Percentage Lease), concessionaire agreements and licenses (other than the customary use of meeting and banquet rooms on a daily basis) are to be prepared by Manager.

         3.10 Cooperation. Should any claims, demands, suits or other legal proceedings be made or instituted by any person against WHI, the Manager shall give WHI all pertinent information and reasonable assistance in the defense or other disposition thereof.

         3.11 Franchisor Requirements. Manager agrees to accept, abide by and to provide the Management Services in such a manner that the Hotel is operated and maintained in compliance with the rules, regulations, inspections and requirements of the license agreement between WHI and Holiday Inns International, pertaining to the Hotel (the "License Agreement"). In the event of conflicting requirements originating from WHI and the License Agreement, the terms and conditions of the License Agreement in effect at that time shall govern and control. In the event the License Agreement is terminated, Manager shall cease operating the Hotel under the applicable License Agreement. The consent of Holiday Inns International to this Agreement shall not affect the liability of WHI with respect to the License Agreement. Notwithstanding the consent of Holiday Inns International to this Agreement, WHI and all guarantors under the License Agreement shall remain liable to Holiday Inns International under the terms of the License Agreement.

         3.12 Permits. Manager and WHI shall mutually cooperate, at WHI's sole expense, and as an Operating Cost, to obtain and keep in full force and effect all necessary licenses and permits, including liquor, bar, restaurant, sign and hotel licenses, as may be required for the operation of the Hotel. Subject to the following provisions of this Section, and recognizing that where Manager generally will take the initiative for obtaining and maintaining all such licenses and permits, the ultimate responsibility for obtaining such licenses and permits shall be borne by WHI. All licenses and permits are to be in effect on the Commencement Date, and shall be in the name of WHI, Manager, or WHI and Manager jointly as required under local law and practice. Manager undertakes to comply with all material requirements relating to such licenses and permits and at all times to operate and manage the Hotel in accordance with such requirements and all material requirements of applicable laws, regulations, rules, and orders of governmental agencies and authorities. Promptly following Manager's knowledge (including without limitation receipt of written notice from any governmental agency) of any violation or alleged violation of any of such requirements, or the existence of any condition which results or could result in any such violation, Manager shall give WHI reasonably detailed notice of same. Upon sale or transfer of the Hotel, or termination of this Agreement, or at any time prior thereto at WHI's request, Manager will use all reasonable efforts to assign to WHI or WHI's designee, all licenses and permits in the name of Manager which owner requests to be so assigned, subject to any legal requirements that such licenses and/or permits remain in the name of Manager.


                             ARTICLE 4.  INSURANCE

         4.1     WHI's Maintenance of Insurance

         (a) WHI agrees to obtain, provide and maintain the following insurance:

                 (i) Building insurance on the "Special Form" (formerly "All Risk" form) (including earthquake and flood) in an amount not less than 100% of the then Full Replacement Cost of the Hotel (as defined below) or such other amount which is acceptable to Owner, and personal property insurance on the "Special Form" in the full amount of the replacement cost thereof;

                 (ii) Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Hotel, in the minimum amount of $5,000,000 or in such greater amounts as are then customary or as may be reasonably requested by Owner from time to time;

                 (iii) Commercial general liability insurance, with amounts not less than $10,000,000 covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, with respect to Owner, and "all risk legal liability" (including liquor law or "dram shop" liability, if liquor or alcoholic beverages are served at the Hotel or on the property of the Hotel) with respect to Owner and WHI;

                 (iv) Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the Hotel and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the state in which the Hotel is located at rates which are economically practicable in relation to the risks covered as may be reasonably requested by Lessor; and

                 (v) Vehicle liability insurance for owned, non-owned, and hired vehicles, in the amount of $1,000,000.

         (b) The term "full replacement cost" as used herein shall mean the actual replacement cost of the Hotel requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal.

         4.2 Responsibility for Premiums. Manager acknowledges that Owner is obligated to pay for any premium or premiums, or to reimburse WHI for any premium or premiums paid by WHI, for the coverages referred to in Sections 4.1(i), except to the extent that the premium or premiums relate to coverages for property owned by WHI, which shall be disclosed to Manager, and 4.1(ii), as well as any other casualty coverages required by Owner.

         4.3 Manager's Insurance. Manager shall have workers' compensation coverage for its employees. Manager shall have Employer Dishonesty and Depositors Forgery Insurance in an amount to cover all business liabilities, but WHI shall fully indemnify Manager if Manager's insurance fails or refuses to cover such losses or claims.

         4.4 Subcontractor's Insurance. Manager shall require that all subcontractors have insurance coverage to be subcontractor's expense, in the following minimum amounts:

         (a)     Worker's Compensation - Statutory Amount

         (b)     Employer's Liability - $100,000.00 minimum

         (c)     Comprehensive General Liability

                 (i) $2,000,000.00 Bodily Injury each occurrence and aggregate $100,000.00 Property Damage

                 (ii)  $5,000,000.00 Combined Single Limit

         (d)     Employee Dishonesty - $20,000.00

         (e)     Business Auto Policy - "Non-owned Autos Only"

Higher amounts may be required if the work to be performed is sufficiently hazardous. The Manager shall obtain and keep on file a Certificate of Insurance which shows that the subcontractor is so insured.


                            ARTICLE 5.  COMPENSATION

         5.1 Management Fee. In consideration of Manager's performance hereunder, WHI shall pay to the Manager the management fees described below. WHI shall pay Manger an amount (the "Minimum Management Fee") equal to two percent (2%) of the Gross Hotel Revenues for the applicable month. The Minimum Management Fee shall be payable monthly in arrears, on or before the 20th day of the next succeeding month, based upon the monthly information for the month prior to payment that Manager shall submit to WHI pursuant to Sections 1.1(a) and (b) of this Agreement. In addition thereto, WHI shall pay to Manager an amount (the "Quarterly Management Fee") equal to the excess, if any, of (i) fifty percent (50%) of the excess of (a) (1) the Gross Hotel Revenues for the applicable quarter less (2) the payment by Manager pursuant to
Section 3.6 of this Agreement of costs and of expense of operating and managing the Hotel incurred or due in such quarter, over (b) all lease payments WHI is required to make during such quarter under the terms of the Percentage Lease, over (ii) an amount equal to the sum of the Minimum Management Fees applicable to the three months in such quarter. The Quarterly Management Fee shall be payable each fiscal quarter in arrears, on or before the 2Oth day of the month succeeding the last month of the applicable quarter, based upon the quarterly information that Manager shall submit to WHI pursuant to Section 1.1(a) of this Agreement.


                          ARTICLE 6.  INDEMNIFICATION

         6.1 Indemnification by Manager. Manager shall indemnify, defend and hold WHI, its officers, directors, employees, shareholders, agents, and affiliates harmless from any and all claims, demands, causes of action, damages, fines, penalties, liabilities, costs and expenses, including attorney's fees and court costs, sustained or incurred by or asserted against WHI only if arising directly from Manager's gross negligence.

         6.2 Indemnification by WHI. WHI shall indemnify, defend and hold Manager, its officers, director, employees, shareholders, agents and affiliates harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorney's fees, and court costs sustained or incurred by or asserted against Manager its officers, director, employees, shareholders, agents and affiliates in performing their duties under this Agreement, including but not limited to claims against Manager its officers, director, employees, shareholders, agents and affiliates arising from any alleged interference with the torts, contracts, business, or any cause of action whatever of WHI, or any other Hotel manager, contractor or employee previously obtained by WHI.

         WHI acknowledges and agrees that Manager shall be managing the Hotel as the exclusive authorized agent of WHI and shall take actions, transact business with third parties and execute contracts and other documents as the authorized agent of WHI and, as such, Manager may be subject to claims from such third parties. Accordingly, WHI shall indemnify Manager, its officers, director, employees, shareholders, agents and affiliates (collectively, "Indemnities") against and hold each of the Indemnities harmless from any and all claims, charges, suits, losses, judgments or expenses (including reasonable attorneys' fees) incurred by or asserted against any of the Indemnitees resulting from or arising out of the activities of Manager in relation to the Hotel or the performance by Manager of any other Management Services hereunder. The indemnification in this Article, Section 6.2, and as it relates to this entire Agreement, applies to any causes of action and indemnifies Manager for all negligent acts, including gross negligence.

                           ARTICLE 7.  MISCELLANEOUS

         7.1 Notices. All notices, demands, consents and reports and other notices provided for in this Agreement shall be in writing and shall be given by telecopy, confirmed by mail, Express Mail, return receipt requested, with postage prepaid, or delivered by a recognized overnight delivery service, which service obtains a signature on delivery.

         MANAGER:                 Impac Hotel Group, Inc.
                                  3399 Peachtree Road, N.E.
                                  Suite 1220 - Lenox Building
                                  Atlanta, Georgia  30326
                                  Attn:  Robert M. Flanders

         With a copy to:          David D. Robinson, Esq.
                                  Reece & Lang, P.S.C.
                                  3399 Peachtree Road, N.E. - Suite 2000
                                  Atlanta, Georgia  30326

         OWNER:                   Winston Hospitality, Inc.
                                  2209 Century Drive, Suite 300
                                  Raleigh, North Carolina  27622
                                  Attn:  Jack B. Harris, Jr.

         Any party may designate another addressee (or different address) for notices hereunder by notice give pursuant to this Section. A notice sent in compliance with the provisions of this Section shall be deemed given on the business day next following the day on which the notice is sent.

         7.2 Consent and Approvals. WHI's consent or approval may be given only by representatives of WHI from time to time designated in writing by WHI.

         7.3 Amendments. Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by the parties in writing.

         7.4 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

         7.5 Complete Agreement. This Agreement supersedes and takes the place of any and all previous management agreements entered into between the parties hereto relating to the Property covered by this Agreement.

         7.6 Governing Law. This Agreement shall be governed, construed and interpreted by the laws of the State of Georgia.

         7.7 Assignment by Manager. Except as specifically permitted below, Manager shall not assign any or all of its right, title and interest under this Agreement without the prior written consent of WHI:

         (a) Manager shall have the right to assign all its right, title and interest under this Agreement to a subsidiary company, provided that (i) Manager shall at all times own at least 51% of each class of capital stock of said subsidiary, (ii) such subsidiary shall assume in writing all Manager's obligations hereunder, and (iii) such assignment and assumption shall not relieve the assignor of any such obligations.

         (b) Manager shall have the right to assign this Agreement to any successor or assignee of Manager which may result from any merger, consolidation or reorganization of or with Manager, or to any corporation which acquires all or substantially all of the business and assets of Manager, provided that such successor or assignee assumes in writing all obligations of Manager hereunder, and WHI, its successors or assignees have given its prior written consent to such assignment. If such consent is not provided this Agreement shall be deemed terminated and of no further force or effect.

         7.8 Termination, Upon Termination of Lease: In the event the Percentage Lease is terminated, this Agreement shall immediately terminate and be of no further force or effect to either party hereto.

         7.9 Executed Percentage Lease: WHI represents and warrants to Manager that the material terms of the Percentage Lease shall not vary substantively from those contained in the form of Percentage Lease attached hereto as Exhibit A. WHI and the Manager agree that upon execution of the Percentage Lease, a true copy thereof shall be substituted for the form of Percentage Lease as Exhibit A hereto.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date of year first written above:

                                  OWNER:

                                  WINSTON HOSPITALITY, INC.


                                  By:     ______________________________
                                  Name:   Jack B. Harris, Jr.
                                  Its:    President


                                  MANAGER:

                                  IMPAC HOTEL GROUP, INC.


                                  By:     ______________________________
                                  Name:   Robert S. Cole
                                  Its:    President